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                               MORROW SNOWBOARDS, INC.

                     STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

SECTION 1.  PURPOSES

    The purposes of the Morrow Snowboards, Inc. Stock Option Plan for Non-Employee Directors (the "Plan") are to attract and retain the services of experienced and knowledgeable non-employee directors of Morrow Snowboards, Inc. (the "Corporation") and to provide an incentive for such directors to increase their proprietary interests in the Corporation's long-term success and progress. This Plan restates and documents the plan adopted on January 26, 1995, except as otherwise provided herein for future option grants.

SECTION 2.  SHARES SUBJECT TO THE PLAN

    Subject to adjustment in accordance with Section 6 hereof, the total number of shares of the Corporation's common stock (the "Common Stock"), for which options may be granted under the Plan is 50,000 (the "Shares") on the date this Plan is adopted by the Board of Directors. The Shares shall be shares presently authorized but unissued or subsequently acquired by the Corporation and shall include shares representing the unexercised portion of any option granted under the Plan, which expires or terminates without being exercised in full. Any shares issued hereunder shall reduce the number of shares that may be optioned and/or issued under the Corporation's 1990 Amended and Restated Stock Option Plan.

SECTION 3.  ADMINISTRATION OF THE PLAN

    The administrator of the Plan (the "Plan Administrator") shall be the Board of Directors of the Corporation (the "Board"). Subject to the terms of the Plan, the Plan Administrator shall have the power to construe the provisions of the Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. No member of the Plan Administrator shall participate in any vote by the Plan Administrator on any matter materially affecting the rights of any such member under the Plan.

SECTION 4.  PARTICIPATION IN THE PLAN

    Each member of the Board elected or appointed who is not otherwise an employee of the Corporation or any parent or subsidiary corporation (an "Eligible Director") shall be eligible to participate in the Plan.

    Each Eligible Director shall automatically receive the grant of an option (the "Annual Grant") to purchase 1,000 Shares immediately following each Annual Meeting of Shareholders as described in the Corporation's Bylaws (the "Annual Meeting") commencing with the 1996 Annual Meeting. In addition, each Eligible Director who is initially elected or appointed (other than at the Annual Meeting) to fill a vacancy on the Board shall automatically receive the grant of an option (the "Initial Grant") to purchase 1,000 Shares upon such election.

SECTION 5.  OPTION TERMS

    Each option granted to an Eligible Director under the Plan and the issuance of Shares thereunder shall be subject to the following terms:


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    5.1  OPTION AGREEMENT

    Each option granted under the Plan shall be evidenced by an option agreement (an "Agreement") duly executed on behalf of the Corporation. Each Agreement shall comply with and be subject to the terms and conditions of the Plan. Any Agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Plan Administrator.

    5.2  OPTION EXERCISE PRICE

    The option exercise price for each option granted under the Plan shall be the fair market value of the Shares covered by the option at the time the option is granted. For purposes of the Plan, once the Company's Shares are quoted on the Nasdaq National Market System, "fair market value" shall be the average of the high and low sales prices at which the Common Stock was sold on such date as reported by the Nasdaq National Market System on such date or, if no Common Stock was traded on such date, on the next preceding date on which Common Stock was so traded.

    5.3  VESTING AND EXERCISABILITY

    Annual Grants and Initial Grants to an Eligible Director shall vest and be fully exercisable six months after the date of grant. Note: the effect of an exercise for any reason prior to six months after the grant would deem the grant to be nonexempt under Section 16 of the Exchange Act (as defined below). See
Section 5.7 hereof.

    5.4  TIME AND MANNER OF EXERCISE OF OPTION

    Each option may be exercised in whole or in part at any time and from time to time; provided, however, that no fewer than 100 Shares (or the remaining Shares then purchasable under the option, if less than 100 Shares) may be purchased upon any exercise of option rights hereunder and, for all such options that only whole Shares will be issued pursuant to the exercise of any option.

    Any option may be exercised by giving written notice, signed by the person exercising the option, to the Corporation stating the number of Shares with respect to which the option is being exercised, accompanied by payment in full for such Shares, which payment may be in whole or in part (i) in cash or by check, (ii) in shares of Common Stock already owned for at least six months by the person exercising the option, valued at fair market value at the time of such exercise, or (iii) by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, to properly deliver to the corporation the amount of sale or loan proceeds to pay the exercise price, all in accordance with the regulations of the Federal Reserve Board.

    5.5  TERM OF OPTIONS

    Each option shall expire ten years from the date of the granting thereof, but shall be subject to earlier termination as follows:

         (a) In the event that an optionee ceases to be a director of the Corporation for any reason other than the death or total disability of the optionee, the vested portion of the options granted to such optionee may be exercised by him or her only within three months after the date such optionee ceases to be a director of the Corporation.

         (b) In the event of the death of an optionee, whether during the optionee's service as a director or during the one-month period referred to in Section 5.5(a), the vested portion of the options granted to such optionee shall be exercisable, and such options shall expire (unless by its terms it sooner terminates and expires) unless exercised within one year after the date of the optionee's death,


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    by the legal representatives or the estate of such optionee, by any person or persons whom the optionee shall have designated in writing on forms prescribed by and filed with the Corporation or, if no such designation has been made, by the person or persons to whom the optionee's rights have passed by will or the laws of descent and distribution.

         (c) In the event that an optionee suffers a total disability during the optionee's service as a director, the options granted to such optionee shall expire unless exercised within one year of the optionee's cessation of service as a director (unless by its terms it sooner terminates and expires). As used in this Plan, the term "total disability" refers to a mental or physical impairment of the optionee which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the optionee to be unable, in the opinion of the Company and two independent physicians, to perform his or her duties for the Company. Total disability shall be deemed to have occurred on the first day after the Company and the independent physicians have furnished their opinion of total disability to the Plan Administrator.

    5.6  TRANSFERABILITY

    During an optionee's lifetime, an option may be exercised only by the optionee. Options granted under the Plan and the rights and privileges conferred thereby shall not be subject to execution, attachment or similar process and may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution except that, to the extent permitted by applicable law and Rule 16b-3 promulgated under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Plan Administrator may permit a recipient of an option to designate in writing during the optionee's lifetime a beneficiary to receive and exercise options in the event of the optionee's death (as provided in Section 5.5(b)). Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any option under the Plan or of any right or privilege conferred thereby, contrary to the provisions of the Plan, or the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby, shall be null and void.

    5.7  HOLDING PERIOD

    If an optionee subject to Section 16 of the Exchange Act sells shares of Common Stock obtained upon the exercise of any option granted under the Plan within six months after the date the option was granted, such sale may result in short-swing profit recovery under Section 16(b) of the Exchange Act.

    5.8  PARTICIPANT'S OR SUCCESSOR'S RIGHTS AS SHAREHOLDER

    Neither the recipient of an option under the Plan nor the optionee's successor(s) in interest shall have any rights as a shareholder of the Corporation with respect to any Shares subject to an option granted to such person until such person becomes a holder of record of such Shares.

    5.9  LIMITATION AS TO DIRECTORSHIP

    Neither the Plan, nor the granting of an option, nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that an optionee has a right to continue as a director for any period of time or at any particular rate of compensation.

    5.10 REGULATORY APPROVAL AND COMPLIANCE

    The Corporation shall not be required to issue any certificate or certificates for Shares upon the exercise of an option granted under the Plan, or record as a holder of record of Shares the name of the individual exercising an option under the Plan, without obtaining to the complete satisfaction of the Plan


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Administrator the approval of all regulatory bodies deemed necessary by the Plan
Administrator, and without complying, to the Plan Administrator's complete satisfaction, with all rules and regulations under federal, state or local law deemed applicable by the Plan Administrator.

SECTION 6.  CAPITAL ADJUSTMENTS

    The aggregate number of Shares with respect to which options may be granted under the Plan, as provided in Section 2, the number of Shares subject to each outstanding option and the price per share specified in such options, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of common stock of the Corporation resulting from a subdivision or consolidation of shares or any other similar capital adjustment, the payment of a stock dividend or a merger or consolidation of, the Corporation, or the sale of all or substantially all of the assets of, or the liquidation of, the Corporation, including without limitation, the stock split adopted by the Board on September 22, 1995, as amended, should such stock split become effective.

    Upon the effective date of a dissolution or liquidation of the Corporation, or of a reorganization, merger or consolidation of the Corporation with one or more corporations which results in more than eighty percent of the outstanding voting shares of the Corporation being owned by one or more affiliated corporations or other affiliated entities, or of a transfer of all or substantially all the assets or more than eighty percent of the then outstanding shares of the Corporation to another corporation or other entity, this Plan and all options granted hereunder shall terminate. In the event of such dissolution, liquidation, reorganization, merger, consolidation, transfer of assets or transfer of stock, each Optionee shall be entitled, for a period of twenty days prior to the effective date of any such transaction, to purchase the full number of Shares under his or her option which he or she otherwise would have been entitled to purchase during the remaining term of such option.

    Adjustments under this Section 6 shall be made by the Plan Administrator, whose determination shall be final. No fractional Shares shall be issued under the Plan or pursuant to any adjustment hereunder.

SECTION 7.  EXPENSES OF THE PLAN

    All costs and expenses of the adoption and administration of the Plan shall be borne by the Corporation; none of such expenses shall be charged to any optionee.

SECTION 8.  EFFECTIVE DATE AND DURATION OF THE PLAN

    The Plan shall be effective upon adoption by the Corporation's shareholders. The Plan shall continue in effect until it is terminated by action of the Board or the Corporation's shareholders, but such termination shall not affect the then-outstanding terms of any options.

SECTION 9.  TERMINATION AND AMENDMENT OF THE PLAN

    The Board may amend, terminate or suspend the Plan at any time, in its sole and absolute discretion; provided, however, that if required to qualify the Plan under Rule 16b-3 promulgated under Section 16(b) of the Exchange Act, no amendment may be made more than once every six months that would change the amount, price, timing or vesting of the options, other than to comport with changes in the Internal Revenue Code of 1986, as amended, or the rules and regulations promulgated thereunder; and provided, further, that if required to qualify the Plan under Rule 16b-3, no amendment that would

         (a) materially increase the number of Shares that may be issued under the Plan,

         (b) materially modify the requirements as to eligibility for participation in the Plan, or


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         (c) otherwise materially increase the benefits accruing to participants under the Plan

shall be made without the approval of the Corporation's shareholders.

SECTION 10.  COMPLIANCE WITH RULE 16b-3

    It is the intention of the Corporation that the Plan comply in all respects with Rule 16b-3 promulgated under Section 16(b) of the Exchange Act and that Plan participants remain disinterested persons ("disinterested persons") for purposes of administering other employee benefit plans of the Corporation and having such other plans be exempt from Section 16(b) of the Exchange Act. Therefore, if any Plan provision is later found not to be in compliance with Rule 16b-3 or if any Plan provision would disqualify Plan participants from remaining disinterested persons, that provision shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3.

    Adopted by the Corporation's Board of Directors on September 22, 1995 and approved by the Corporation's shareholders on November 1, 1995.


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